PROSPECTUS

HOST AMERICA CORPORATION

1,975,454 Shares of Common Stock
($.001 Par Value)

________________________________

       This prospectus is part of a registration statement that covers 1,975,454 shares of our common stock.  These shares may be offered and sold from time to time by certain the shareholders set forth herein.  We will not receive any of the proceeds from the sale of the common stock.  We will bear the costs relating to the registration of the common stock, which we estimate to be $12,500.

       Our common stock is listed on the Nasdaq Small Cap Market (“NASDAQ”) under the symbol “CAFE.”  On August 12, 2004, the last reported sale price of the common stock on the NASDAQ was $4.30 per share.

       Our principal executive offices are at Two Broadway, Hamden, Connecticut 06518, and our telephone number is (203) 248-4100.

       Investing in the securities offered hereby involves a high degree of risk.  See “Risk Factors” beginning on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

________________________________

Prospectus dated August 13, 2004

Table Of Contents

COMPANY OVERVIEW

RECENT DEVELOPMENTS

THE OFFERING

RISK FACTORS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

USE OF PROCEEDS

SELLING SHAREHOLDER

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

       You should rely on the information contained this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

       The terms “Host America,” “we,” “our” and “us” refer to Host America Corporation and our wholly-owned subsidiaries, Lindley Food Service Corporation, SelectForce, Inc. and GlobalNet Energy Investors, Inc. unless the context suggests otherwise.  The term “you” refers to a prospective investor.

i

Company Overview

       Host America Corporation currently consists of four principal operating divisions:  Host Business Dining, Lindley Food Service Corporation, SelectForce, Inc. and GlobalNet Energy Investors, Inc.  Lindley Food Service, SelectForce and GlobalNet conduct their operations through entities which are wholly-owned subsidiaries of Host.  Host Business Diningis a contract food management organization that specializes in providing full service corporate dining, and such ancillary services as special event catering and office coffee products to business and industry accounts located in Connecticut, New York, New Hampshire, New Jersey, Rhode Island and Texas.  Our Lindley Food Service subsidiary provides fresh, unitized meals for governmental programs, such as senior nutrition programs, Head Start programs, school breakfast and summer school programs, primarily under fixed-price contracts in Connecticut, Florida, Indiana, Massachusetts and Rhode Island.  Our SelectForce subsidiary is a regional employment and drug screening company offering criminal histories, motor vehicle reports, workers compensation records, verification of education and social security numbers, credit reports and previous employment verification.  SelectForce is able to provide its services to clients throughout the United States and currently has clients in Arkansas, Colorado, Connecticut, Kansas, Missouri, New Mexico, Oklahoma and Texas.  Effective December 23, 2003, Host acquired GlobalNet as its third wholly-owned subsidiary.  GlobalNet markets, sells and installs control panels and other electrical energy saving devices for commercial and industrial users.  GlobalNet is in the process of establishing a multi-channel marketing and sales platform in addition to direct sales by its executive officers and sub-distributors, to bring its energy savings product to the market.

       Host’s principal executive offices are located at Two Broadway, Hamden, Connecticut  06518 and our telephone number is (203) 248-4100.  Our world wide web site is www.hostamericacorp.com.  Any reference contained in this prospectus to our web site, or to any other web site, shall not be deemed to incorporate information from those sites into this prospectus.

Recent Developments

       Commencing on June 23, 2004, with a final closing on June 25, 2004, we privately placed with Laurus Master Funds, Ltd (i) a Secured Convertible Term Note A in the aggregate principal amount of $4,000,000 which note is convertible into 795,260 shares of our common stock at a fixed conversion price of $5.03 per share, and (ii) a Secured Convertible Term Note B in the aggregate principal amount of $4,000,000 which note is convertible into 730,194 shares of our common stock at a fixed conversion price of $5.48 per share.  The $4,000,000 in proceeds received by us from the placement of Note A are immediately available for use.  However, the terms of Note B require that the $4,000,000 in proceeds received from the placement of Note B be placed in a “restricted bank account” under the sole domain and control of Laurus to be released to us in certain specified amounts only upon presentation to and approval by Laurus of bona fide customer contracts obligating the customer to acquire certain energy savings products, including circuit board units and control boxes, from us or any of our subsidiaries.  In addition, we may request Laurus from time to time to direct the bank to release all or a portion of the amounts contained in the restricted account following or in connection with a corporate acquisition by us or upon conversion of Note B by Laurus into our common stock.

       Note A bears interest at prime plus 1%, which rate is subject to reduction features based on performance. Note B bears interest at 1% until such time as it becomes no longer subject to the restricted account then interest is calculated on the same terms as Note A. Both notes are for a term of three years.

       We also issued to Laurus a common stock purchase warrant for 450,000 shares of our common stock exercisable for a 10 year period at conversion prices as follows:  300,000 shares at $5.98 and 150,000 shares at $6.23.  The warrant is subject to certain adjustment provisions in the event we shall (a) effect a corporate reorganization or merger; or (b) consolidate with or merge into any other entity or transfer all or substantially all of its assets or properties under a plan contemplating our dissolution.

       The notes are secured by a first lien on all of our assets and our operating subsidiaries as well as a guarantee by our subsidiaries in favor of Laurus.  In connection with the transaction, we paid fees of 10% of the total gross proceeds.

The Offering

Common Stock Offered	1,975,454 shares
Offering Price	All or a part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling shareholder at the time of the sale.
Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling shareholder of the common stock offered under this prospectus.
Nasdaq Small Cap Market Symbol	“CAFE”

Risk Factors

       An investment in the common stock being offered may have risks.  The risks described below are the material risks associated with our business.  Other information, including our consolidated financial statements and the related notes, detail other risks affecting our business.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Host Generally

Any acquisitions that we undertake could be difficult to integrate and could disrupt our business, dilute shareholder value and adversely affect our operations.

       A component of our strategy is to pursue acquisitions of other businesses.  There can be no assurance, however, that we will be able to identify, negotiate and consummate acquisitions or that acquired businesses can be operated profitably or integrated successfully into our food service operations.  In addition, acquisitions by us are subject to various risks generally associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of acquired businesses.  There can be no assurance that our historic or future acquisitions will not have an adverse impact on our business, financial condition or results of operations.  If suitable opportunities arise, we anticipate that we would finance future acquisitions through available cash, bank lines of credit or through additional debt or equity financing.  There can be no assurance that such debt or equity financing would be available to us on acceptable terms when, and if, suitable strategic opportunities arise.  If we were to consummate one or more significant acquisitions in which part or all of the consideration consisted of equity, our shareholders could suffer a significant dilution of their interests in Host.

Government regulations could adversely affect our business.

       Our business is subject to various governmental regulations incidental to its operations, such as environmental, employment, and safety regulations.  In addition, we are subject to state health department regulations and yearly inspections.  Food service operations at the various locations are subject to sanitation and safety standards, and state and local licensing of the sale of food products.  Cost of compliance with these various regulations is not material.  However, there can be no assurance that additional federal and state legislation or changes in the regulatory environment will not limit our activities in the future or increase the cost of regulatory compliance.

Effective control by current officers and directors and significant sales of shares by officers and directors could have a negative impact on share price.

       As of June 30, 2004, our current officers, directors and affiliates beneficially owned approximately 41.83% of the total voting stock outstanding, including options for common stock such individuals may have the right to exercise.  Our articles of incorporation do not authorize cumulative voting in the election of directors and as a result, our officers and directors currently are, and in the foreseeable future will continue to be, in a position to have a significant impact on the outcome of substantially all matters on which shareholders are entitled to vote, including the election of directors.  In addition, based on the large number of shares currently owned by management, any sales of significant amounts of shares by our officers and directors, or the prospect of such sales, could adversely affect the market price of our common stock.  These individuals, if and when they sell their shares, are subject to the volume limitations imposed by Rule 144 with respect to sales by affiliates.

We do not anticipate payment of dividends and shareholders are wholly dependent upon the market for the common stock to realize economic benefit.

       We have paid no cash dividends on our common stock and have no present intention of paying cash dividends in the foreseeable future.  It is the present policy of the board of directors to retain all earnings to provide for our growth.  Payment of cash dividends in the future will depend, among other things, upon our future earnings, requirements for capital improvements, our operating and financial conditions and other factors deemed relevant by the board of directors.

Historically our stock price has been volatile, which may make it more difficult to resell shares at prices that are attractive.

       The trading price of our common stock has been and may continue to be subject to wide fluctuations.  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of management innovations or new customer accounts and acquisitions by us or our competitors, changes to financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets.  In addition, the stock market in general, and the market prices for related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of its operating performance.

Risks Relating to Host’s and Lindley’s Food Service Operations

Our success depends on our ability to retain and renew existing client contracts.

       Our success depends on our ability to retain and renew existing client contracts and to obtain and successfully negotiate new client contracts.  Certain of Host Business Dining’s corporate dining contracts representing approximately 20% of our annual sales are from two major customers.  There can be no assurance that we will be able to retain and renew existing client contracts or obtain new contracts or that such contracts will be profitable.  Our failure to retain and renew existing contracts or obtain new contracts could have a material adverse effect on our business, financial condition and results of operations.

We may not be reimbursed for investment in a client’s facility.

       We are sometimes required to make capital improvements to a client’s facility at the start of a contract to secure an account.  Historically, we have funded these expenditures from cashflow and short-term borrowings.  To the extent we are unable to be reimbursed for a part of these costs or enter into long-term contracts or are unable to retain existing clients, we could experience short-term cashflow problems or be required to seek additional outside financing.  Additional financing may not be available on favorable terms or at all.

We may lose customers if building owners fail to retain tenants.

       Some of Host Business Dining’s customers consist of tenants in large office complexes and buildings in the northeastern United States.  Accordingly, we are dependent on the building owners to attract and retain quality tenants by offering competitive rental rates, favorable locations and adequate maintenance services.  To the extent these entities fail to provide a favorable rental atmosphere and retain existing tenants, we may lose customers, revenues, and potentially a food service contract irrespective of the quality of our food service facility.  If we were to lose customers due to building vacancies, it could have an adverse material effect on our operations and financial condition.

Fluctuating food prices and shortages may affect the quality and variety of food we are able to offer at a given location.

       We are subject to fluctuating food prices and availability of certain food items which varies by location.  Although our contracts with our clients allow for certain adjustments due to rising prices over a specified period of time, often times we must take a reduced margin to insure the availability of certain required food groups and avoid customer dissatisfaction.  Although most shortages last only a short period of time, shortages in certain items may adversely affect the quality and variety of food offered at a given location.  We attempt to anticipate shortages by centralized buying for our various locations, by placing large orders with reliable suppliers and following trends in product availability and price.

Lindley’s fixed-price contracts subject us to market risks and uncertainties.

       Approximately 95% of Lindley’s food service contracts are fixed-price contracts, meaning that the contract price is fixed for the term of the contract, which generally ranges from 1 to 5 years depending on the customer.  While the contracts usually provide for marginal cost of living increases and are cancelable by either party upon proper notice, any unforeseen rise in food prices or labor and related costs will reduce our profit margins and have an adverse effect on our results of operations.  Prior to bidding on a fixed price contract, we attempt to factor in variables including rising food costs and labor and related expenses over the term of the contract, however, it is difficult to predict what these costs will be, especially for contract terms that range from 1 to 5 years.  Any shortfalls resulting from the risks associated with fixed-price contracts will reduce our working capital.

We depend upon our key personnel and may experience difficulty attracting and retaining key employees.

       Our future success depends to a significant extent on the efforts and abilities of our executive officers, Geoffrey W. Ramsey and David J. Murphy and the services of Lindley’s executive officers, Gilbert Rossomando and Mark Cerreta.  Although we have employment agreements with these individuals, the loss of the services of these individuals could have a material adverse effect on our business, financial condition and results of operations.  We believe that our future success also will depend significantly upon our ability to attract, motivate and retain additional highly skilled managerial personnel.  Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, assimilating and retaining the personnel we require to grow and operate profitability.  We obtained a $1,000,000 key man life insurance policy on Messrs. Ramsey, Murphy, Rossomando and Cerreta of which we are the beneficiary.

We may be unable to hire and train a sufficient number of qualified workers to satisfy customer requirements.

       From time to time, we must hire and train a number of qualified food service managers and temporary workers to provide food service at a new corporate location or scheduled events at other locations.  We may encounter difficulty in hiring sufficient numbers of qualified individuals to staff these events, which could have a material adverse effect on our business, financial condition and results of operations.

We may fail to compete effectively in our market.

       We encounter significant competition in each area of the contract food service market in which we operate.  Certain of our competitors compete with us on both a national and local basis and have significantly greater financial and other resources than us.  Competition may result in price reductions, decreased gross margins and loss of market share.  In addition, existing or potential clients may elect to “self operate” their food service, thereby eliminating the opportunity for us to compete for the account.  There can be no assurance that we will be able to compete successfully in the future or that competition will not have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to SelectForce’s Pre-Employment Screening Operations

SelectForce does not have any long-term agreements with its clients and its future success is dependent on repeat business and obtaining new clients.

       SelectForce’s success depends on attracting and retaining clients.  Although SelectForce has client agreements, it does not have contracts, and as such depends on fluctuating demand for its services.  There can be no assurance that SelectForce will be able to retain existing clients or attract new clients.  SelectForce’s failure to retain existing clients or attract new clients could have a material adverse effect on SelectForce’s future profitability.

SelectForce is dependent on its access to government records, which could be limited or prevented by various government regulations.

       SelectForce obtains much of the background information requested by its clients from public databases at the federal, state and local level.  Access and use of this information is subject to various rules, laws and guidelines.  Any significant changes in these rules, laws or guidelines could have a material adverse effect on SelectForce’s operations and limit its ability to conduct its operations.

SelectForce competes with numerous companies, including its potential clients, many of which have greater financial and other resources than those of SelectForce.

       SelectForce encounters significant competition in each area of the pre-employment screening market in which it operates.  Many of SelectForce’s competitors have significantly greater financial and other resources than SelectForce.  Competition may result in price reductions, decreased gross margins and loss of market share.  In addition, existing or potential clients may elect to perform their own background investigations, thereby eliminating SelectForce’s opportunity to provide its services. In addition, technological advances including database management and the internet, may result in significant changes to how SelectForce performs and delivers its services, and could result in increased competition and/or decreased demand for its services.  Furthermore, SelectForce’s ability to compete could be adversely impacted if it is unable to pass price increases on to customers or if its information costs increase.  There can be no assurance that SelectForce will be able to compete successfully in the future, or that technological changes and competition will not have a material adverse effect on SelectForce’s business.

SelectForce depends upon its key personnel and may experience difficulty if it fails to retain such personnel.

       SelectForce’s future success depends to a significant extent on the efforts and abilities of its President, Tammi Didlot.  Although SelectForce has an employment agreement with Ms. Didlot, the loss of the services of Ms. Didlot could have a material adverse effect on SelectForce’s business, financial condition and results of operations.

Risks Relating to GlobalNet’s Operations

GlobalNet has a limited operating history upon which to evaluate its potential for future success.

       GlobalNet was formed on May 16, 2002.  To date, GlobalNet has generated only limited revenues from the sale of its products and does not expect to generate significant revenues until it can sell a significantly larger number of its products.  Accordingly, GlobalNet has only a limited operating history to use as a basis to evaluate its business and prospects.  The likelihood of its success must be considered in light of the risks and uncertainties frequently encountered by development stage companies in an evolving market.  If GlobalNet is unsuccessful in addressing these risks and uncertainties, its business will be materially harmed.

GlobalNet has incurred significant operating losses since inception and may not achieve or sustain profitability in the future.

       GlobalNet has incurred substantial net losses since it commenced operations in May 2002.  GlobalNet must overcome significant sales and marketing challenges to sell large quantities of its products.  In addition, GlobalNet may be required to reduce the prices of its products in order to increase sales.  If GlobalNet reduces product prices, GlobalNet may not be able to decrease product costs sufficiently to achieve acceptable profit margins and remain in compliance with the terms of its license/distribution agreement with EnergyNSync, Inc.  As GlobalNet strives to grow its business, GlobalNet expects to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development of new products. To the extent that its revenues do not increase as quickly as these costs and expenditures, its results of operations and liquidity could be materially adversely affected.  If GlobalNet experiences slower than anticipated revenue growth or if its operating expenses exceed its expectations, GlobalNet may not achieve profitability.  Even if GlobalNet achieves profitability in the future, GlobalNet may not be able to sustain it.

GlobalNet has a license/distribution agreement with respect to the EnergyNSync products and its ability to sell its products may be adversely impacted if the agreement expires or is terminated.

       GlobalNet has entered into a license/distribution agreement with EnergyNSync, an affiliated entity. Pursuant to the terms of the agreement, GlobalNet has been granted the exclusive United States rights to sell EnergyNSync products for an indefinite period, contingent on GlobalNet achieving minimum dollar volume purchase requirements.  However, the exclusive rights that GlobalNet received may not have any value in the United States where EnergyNSync does not have or does not obtain protectable rights.  In addition, the license/distribution agreement may be terminated if GlobalNet fails to satisfy its dollar volume purchase requirements.  If this agreement is terminated, it could impact its ability to sell products in the United States.

A decrease in electric retail rates could lessen demand for our EnergyNSync products.

       The EnergyNSync products have the greatest profit potential in areas where commercial electric rates are relatively high.  However, retail electric rates for commercial establishments in the United States may not remain at their current high levels.  Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future.  Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well.  In addition, much of the wholesale costs of power is directly related to the price of certain fuels, such as natural gas, oil and coal.  If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease.  This could result in lower electric retail rates and reduced demand for energy saving devices such as the EnergyNSync products.

If GlobalNet is not able to protect its intellectual property rights against infringement or others obtain intellectual property rights relating to similar energy management technology, GlobalNet could lose its competitive advantage in the energy management market.

       GlobalNet regards intellectual property rights, such as licenses, trademarks, copyrights and trade secrets, as important to its success.  Although GlobalNet will enter into confidentiality agreements with its employees and consultants, the steps GlobalNet has or will take to protect its intellectual property rights, if any, may not be adequate.  Third parties may infringe or misappropriate claimed intellectual property rights or GlobalNet may not be able to detect unauthorized use and take appropriate steps to enforce its rights.  Failure to take appropriate protective steps could materially adversely affect its competitive advantage in the energy management market.  Furthermore, its agreement to use the EnergyNSync products may have little or no value if EnergyNSync’s intellectual property is not valid.  In addition, patents held by third parties, if any, may limit its ability to sell or otherwise commercialize products and could result in the assertion of claims of patent infringement.  If that were to happen, GlobalNet could try to modify its products to be non-infringing, but GlobalNet might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.

       Claims of patent infringement against GlobalNet, regardless of merit, could result in the expenditure of significant financial and managerial resources.  GlobalNet may be forced to seek to enter into new distribution agreements with third parties (other than EnergyNSync) to resolve claims of infringement by its products of the intellectual property rights of third parties.  These agreements may not be available on acceptable terms or at all.  The failure to obtain such licenses on acceptable terms could have a negative effect on its business.

The loss of key personnel may harm GlobalNet’s ability to obtain and retain customers, manage its rapid growth and compete effectively.

       GlobalNet’s future success will depend significantly upon the continued contributions of certain members of its senior management, who are critical to obtaining and retaining customers, managing GlobalNet’s growth and the future development of its concept.  GlobalNet’s future success will also depend upon its ability to attract and retain highly qualified technical, operating and marketing personnel.  GlobalNet believes that there is intense competition for qualified personnel in the energy management industry.  If GlobalNet cannot hire, train and retain qualified personnel or if a significant number of its current employees depart, GlobalNet may be unable to successfully market its product.

If its EnergyNSync products do not achieve or sustain market acceptance, GlobalNet’s ability to compete will be adversely affected.

       To date, GlobalNet has not sold its products in very large quantities and it is possible a sufficient market may not develop.  Significant marketing will be required in order to establish a sufficient market for the EnergyNSync products.  The technology underlying these products may not become a preferred technology to address the energy management needs of GlobalNet’s customers and potential customers.  Failure to successfully develop and market products on a timely and cost-effective basis could have a material adverse effect on GlobalNet’s ability to compete in the energy management market.

Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.

       Customer contracts will involve the installation of energy management equipment that GlobalNet sells and installs to help its clients reduce energy/power consumption.  GlobalNet relies on outside contractors to assist in the installation of its products.  Any defects in this equipment and/or its installation or any other failure to meet customers’ expectations could result in:

•	delayed or lost revenues due to adverse customer reaction;

•	requirements to provide additional products and/or services to a customer at no charge;

•	negative publicity regarding GlobalNet and its products, which could adversely

10

affect its ability to attract or retain customers; and

•	claims for substantial damage against GlobalNet, regardless of its responsibility for such failure.

If sufficient additional funding is not available to us, the commercialization of GlobalNet’s products and its ability to grow may be hindered.

       GlobalNet’s operations have not generated positive cash flow since its inception in 2002.  GlobalNet has primarily funded its operations through proceeds from related parties’ notes and advances.  GlobalNet’s ability to continue to operate until cash flow turns positive may depend on Host’s ability to continue to raise funds through debt or equity financing.  If Host is not successful in raising additional funds, GlobalNet might have to significantly scale back or delay its growth plans, or possibly cease operations altogether.  Any reduction or delay in GlobalNet’s growth plans could have a material adverse affect on its ability to compete in the marketplace, take advantage of business opportunities and develop or enhance its products.

Failure to effectively market GlobalNet’s energy management products could impair its ability to sell large quantities of these products.

       One of the challenges GlobalNet faces in commercializing its energy management products is demonstrating the advantages of its products over more traditional products and competitive products.  As GlobalNet grows, GlobalNet will need to further develop its marketing and sales force.  In addition to its internal sales force, GlobalNet relies on third parties to market and sell its products.  GlobalNet currently maintains a number of relationships with third parties regarding the marketing and distribution of its EnergyNSync products and is dependent upon the efforts of these third parties in marketing and selling these products.  Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship.  The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days written notice.  Without these relationships, its ability to market and sell the EnergyNSync products could be harmed and GlobalNet may need to divert even more resources to increasing its internal sales force.  If GlobalNet is unable to expand its internal sales force and maintain its third party marketing relationships, its ability to generate significant revenues could be seriously harmed.

Cautionary Note Regarding Forward-Looking Statements

       This prospectus and our filings with the Securities and Exchange Commission incorporated by reference in this prospectus include forward-looking statements.  All statements, other than statements of historical facts, included in this prospectus and our filings with the SEC incorporated by reference in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors” beginning on page 4 that we believe could cause actual results or events to differ materially from the forward-looking statements we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Where You Can Find More Information

       We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at their principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.hostamericacorp.com.

       We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

Incorporation of Certain Documents by Reference

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such future filings deemed, under SEC rules, not to have been filed) until the termination of this offering. The documents we incorporate by reference are:

•	Host’s Annual Report on Form 10-KSB for the year ended June 30, 2003, as filed with the SEC on September 29, 2003;

•	Host’s Quarterly Reports on Form 10-QSB and Form 10-QSB/A for the quarters ended September 30, 2003 as filed with the SEC on

12

November 14,2003, December 31, 2003 as filed with the SEC on February 17, 2004 and March 31, 2004 as filed with the SEC on May 20, 2004 and amended on June 18, 2004;

•	Host’s Current Reports on Form 8-K filed with the SEC on December 4, 2004, January 7, 2004, January 15, 2004, February 19, 2004, March 31, 2004, July 1, 2004 and July 6, 2004;

•

The description of Host’s common stock that is contained in Host’s registration statement on Form 8-A filed with the SEC on July 16, 1998, including any amendment or report filed for the purposes of updating the description;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to above.

        You may request a copy of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing), at no cost to you, by writing or telephoning Host America Corporation, Two Broadway, Hamden Connecticut 06518, telephone (203) 248-4100.

Use of Proceeds

       We will not receive any of the proceeds from the sale of the common stock.  We have paid the costs relating to the registration of these shares, which we estimate to be $12,500.

Selling Shareholder

       The following table sets forth, for the selling shareholder, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, the selling shareholder has not had any position, office or other relationship material to Host America Corporation or any of our affiliates within the past three years.
Name and Address	Shares Beneficially Owned(1)(2)	Shares Offered Hereby(2)	Shares to be Beneficially Owned after Completion of this Offering(1)	Percentage of Beneficial Ownership after Completion of this Offering(1)

Laurus Master Funds, Ltd. 825 Third Avenue, 14th Floor New York, NY 10022	1,975,454	1,975,454	0	0
____________________
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name.

(2)	Represents 1,975,454 shares issuable upon conversion of Note A, Note B and the shares issuable upon exercise of the common stock purchase warrant, as described under “Recent Developments.”

Plan Of Distribution

       We are registering the shares covered by this prospectus for the selling shareholder pursuant to the registration rights agreement dated June 23, 2004, by and among us and Laurus Master Funds, Ltd. As used in this prospectus, “selling shareholder” includes the pledgees or donees who may later hold the selling shareholder’s interests.  The selling shareholder may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of this rule. We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

       We will not receive any of the proceeds from the offering of the shares of common stock by the selling shareholder. We will pay the costs and fees of registering the shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

       The selling shareholder may sell the shares on the NASDAQ or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholder may sell some or all of its shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	“at the market” to or through market makers or into an existing market for the common stock; or

•	direct sales to purchasers or sales effected through agents.

       When selling the shares, the selling shareholder may enter into hedging transactions. For example, the selling shareholder may:

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

       The selling shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for its services. Broker-dealers engaged by the selling shareholder may allow other broker-dealers to participate in resales. However, the selling shareholder and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling shareholder qualifies as “underwriters” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

       In addition to selling their shares under this prospectus, the selling shareholder may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

15

•	sell their shares under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of the applicable rule.

       Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to this registration statement of the registrable securities, or (ii) the expiration of the holding period applicable to the shares of common stock held by the selling shareholder under Rule 144(k) of the Securities Act.

       We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder.

       No professional underwriter in its capacity as such will be acting for the selling shareholder.

Legal Matters

       The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C., 370 Seventeenth Street, Suite 4800, Denver, Colorado 80202, as counsel to Host America Corporation.

Experts

       The consolidated financial statements of Host America Corporation incorporated by reference in this prospectus have been audited by Carlin, Charron & Rosen, LLP and DiSanto Bertoline & Company, P.C., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.